Exhibit 10.46

Egr. sig. Michele Conforti Via Posillipo 69/27 80123, Napoli Italy	Dear Mr. Michele Conforti Via Posillipo 69/27 80123, Napoli Italy
La presente per confermarle la Sua assunzione alle dipendenze della AFFINION International S.r.l. in qualità di Dirigente,	I have pleasure in confirming, on behalf of AFFINION International S.r.l., your employment as executive.
MANSIONI Dirlgente direttore finanziario.	JOB TITLE Executive and CFO.
DECORRENZA II rapporto di lavoro avrà inizio dal giorno 14 maggio 2007.	EFFECTIVE DATE The employment will be effective from the 14 day of May 2007.
PERIODO DI PROVA Il periodo di prova avrà durata pari a tre mesi.	TRIAL PERIOD Three months.

RIPORTO

Nello svolgimento della Sua attività lavorativa Lei risponderà direttamente al Chief Executive Officer della società ed al Chief Financial Officer, Affinion Group, Inc, oltre a chi di volta in volta Le verrà indicato dalla nostra società.

REPORTING TO

In performing your duties you will report to Chief Executive Officer of the Company and the Chief Financial Officer, Affinion Group, Inc. and obey other officers as per the employers reasonable request.

LUOGO DI LAVORO

La Sua sede di lavoro sarà Milano, in via Dante n. 4 , ma Le potrà essere richiesto di operare presso altre sedi della nostra società o essere distaccato presso altre società del nostro gruppo.

Con l'accettazione della presente, Lei si dichiara aitresi disponibile ad essere distaccato presso altre società del gruppo, anche all'estero.

Inoltre Lei si dichiara fin da ora disponibile a viaggiare all'estero (Inghilterra, Europa, Stati Uniti,Sud Africa etc.) per motivi di lavoro su richiesta della nostra società.

In caso di trasferta Le saranno rimborsate le spese di viaggio secondo le regole aziendali in vigore.

Detto rimborso è da intendersi sostitutivo di ogni altro e diverso trattamento comunque previsto e/o legalmente dovuto.

LOCATION

The position will be based in Milan, Via Dante n. 4.  You may also be required to render your services in other locations, or group’s companies.

By accepting the present letter of employment, you agree to be seconded to other companies of the Group.

Moreover you may be required to travel on occasion within the UK and Europe, as well as to the US, South Africa and other locations requested by the Company.

Should you be required to travel on business you will be entitled to receive reimbursement of the expenses in accordance with our policies.

Such a reimbursement shall substitute any further different sum provided for law.

ORARIO DI LAVORO In relazione al Suo inquadramento quale dirigente, Lei sarà escluso dall'applicazione della normativa legale e contrattuale in materia di limitazione dell'orario di lavoro.	HOURS OF WORK As an executive the statutory and contractual regulations regarding hours of work shall not apply to your position.

RETRIBUZIONE

La Sua retribuzione annua, comprensiva di superminimo assorbibile, sarà di € 280.000 lordi annui e sarà pagata in 13 mensilità.

Durante il rapporto di lavoro, Le potrà essere richiesto di rivestire incarichi societari (quale amministratore) di società del gruppo.

La surnmenzionata retribuzione è intesa a compensare altresi tali incarichi.

SALARY

Your overall salary, included the absorbable superminimo, will be € 280.000 gross per annum to be paid in 13 instalments.

During the employment relationship you may be appointed as director of a number of companies of the Group.  Your salary includes any compensation due for such service.

BONUS D'INGRESSO

Con la firma del presente contratto, ed in ragione del Suo ingresso in azienda, Lei avrà diritto ad una somma una tantum, del tutto discrezionale, pari a 83.000 Euro, che Le sarà pagata non appena possibile, successivamente all'inizio del rapporto di lavoro.

Qualora Lei decidesse di cessare il rapporto di lavoro prima della scadenza di un anno, Lei sarà tenuto a restituire il bonus d'ingresso.

SIGNING BONUS

You will receive a signing bonus of €83,000, which shall be paid as soon as practicable following the commencement of employment.

In the event that you terminate this employment with the Company prior to the one year anniversary of the start date, you shall be required to repay the signing bonus to the Company.

FERIE Nel corso del rapporto di lavoro con la società Lei avrà diritto a godere un periodo di ferie pari a 30 giorni in aggiunta alla festività civili e religiose.	HOLIDAY ENTITLEMENT During the employment relationship you will be entitled to enjoy 30 days of holiday entitlement, excluding public holidays.

BONUS

Lei avrà diritto a partecipare ad un programma di incentivi discrezionale "Performance based bonus plan", che Le potrà dare la possibilità, al reggiungimento degli obiettivi fissati, di aspirare al 45% della Sua retribuzione tabellare annua, che, con la sola eccezione del bonus 2007 sarà calcolata esclusi premi, incentivi, stock options plan, commissioni, rimborsi spese.,

Per il primo anno di impiego (fino al 31.12 2007), e solo per quello, Le sara garantito un bonus pari a 63.000 Euro.

Detto bonus, se maturato, sarà comunque erogato solo a condizione che Lei sia ancora in forza alla data di pagamento del bonus che avverrà nell'anno successivo a quello di maturazione.

BONUS

You will be entitled to participate to a discretionary “Performance based bonus plan” whose target is 45% of your actual earned Base Salary, except 2007 will be calculated on a full year Base Salary (calculated not including bonuses, commissions, SOP, incentives schemes and expenses).

The Company will guarantee an amount of no less than €63,000 for the first year bonus (year-ended 31 December 2007).

You will be eligible to receive the 2007 and subsequent annual bonuses only if you are effectively employed when the bonus is paid.  The payment will be made on the following year, after it has been accrued.

AUTO e ABITAZIONE

In relazione alla Sua posizione Le verrà assegnata un'auto aziendale il cui costo di leasing annuale non sarà superiore a 12.000 Euro, IVA inclusa. Alternativamente Le potrà essere erogata una indennità di importo equivalente.

La nostra società su Sua richiesta potrà provvedere a stipulare il contratto di leasing ed a pagarlo direttamente.Le saranno inoltre rimborsate a piè di lista le spese di carburante secondo le vigenti regole aziendali.

L'utilizzo dell'autovettura a fini personali verrà sottoposto a tassazione secondo la vigente normativa fiscale.

In aggiunta, in caso di distacco presso altre società del Gruppo, la nostra società si impegna a rimborsarLe le spese di alloggio nella misura massima di € 75.000 per anno previa presentazione di regolare contratto di affitto, se effettivamente eseguito.

La nostra società provvederà al pagamento direttamente a favore dell'affittuario. Detta somma non sarà inclusa nella sua retribuzione a qualsivoglia titolo. In caso di distacco, la Società Le fornirà altresi assistenza in materia fiscale e di armonizzazione di imposte.

CAR, HOUSE AND OTHER BENEFITS

As executive of the company you will be entitled to receive a car (long lease rent) whose cost will not exceed € 12.000 per year (VAT inclusive) or you may take the cash equivalent.  If you request, the Company will assist in arranging for this lease, and will pay the lease directly.

Fuel for all business mileage will be reimbursed in accordance with company’s policy.

The car fringe benefit will be subject to tax in accordance with relevant tax legislation.

In case of secondment to other Group companies, the Company undertakes to grant you a housing allowance of maximum €75,000 per year upon presentation of a lease contract duly executed by you and your lessor.  The Company will make payments directly to your lessor.

Such sum shall not be considered to form part of your salary for any reason.

The Company will also provide for expatriate related tax services including tax equalization.

OPTIONS

Non appena possibile, successivamente alla sua data di assunzione, Le assegneremo 20.000 diritti di acquisto di azioni ordinarie Affinion, al valore di mercato alla data dell'assegnazione.

Le opzioni (e il relativo periodo di maturazione) sono regolate dal summenzionato piano e dal relativo "Option agreement" che verrà stipulato tra lei e la società o altra società del gruppo,

OPTIONS

As soon as practicable following effective date of your employment, you will receive a grant of 20.000 options to purchase Affinion common stock at the then-current fair market value of Affinion common stock at the date of the grant.

The options (including their vesting period) will be subject to the terms of the Affinion Option Plan and an Option Agreement to be entered into between you and the Company or other company of the Group.

RESTRICTED SHARES

Inoltre Le verranno assegnati altresì 20.000 diritti di "restricted shares of Common Stock" della società. ("Restricted Shares").

Tali certificati azionari hanno un periodo di maturazione di tre anni e la relativa opzione potrà essere esercitata solo se alla fine del terzo anno Lei sarà ancora un dipendente della società.

Dette Restricted Shares sono soggette al "management rights agreement and restricted stock agreement", inclusi ma non limitati i termini e le regole per la maturazione.

RESTRICTED SHARES

As soon as practicable following effective date of your employment, you will receive a grant of 20.000 restricted shares of Common Stock of the Company (“Restricted Shares”).

The Restricted Shares shall vest on the third anniversary of the Grant Date, provided that you will be still an active employee with the Company.  The Restricted Shares are subject to the management rights agreement and restricted stock agreement (including w/o limitation the terms relating to vesting).

INFORMAZIONI AZIENDALI

Lei è tenuto a non divulgare alcuna notizia attinente l'organizzazione e l'attività dell'azienda, o farne uso in modo da poter recare ad essa pregiudizio.

Lei sarà tenuto a mantenere riservate e a non copiare (sia in forma cartacea che elettronica o fotografica) le informazioni riguardanti clienti, prezzi, politiche commerciali della società,

Tutti i documenti di cut entrerà in possesso in ragione del suo rapporto di lavoro resteranno di proprietà dell'azienda e dovranno essere restituiti alla cessazione del contratto.

COMPANY’S DATA

You are required not to divulge any information regarding the company and its activities or to use said information in an inappropriate manner.

You are requested to keep secret and not to copy in any manner (including electronic copies and photos) any information regarding clients, products, prices and commercial policies of the company.

All work related documents with which you come in contact are to be considered the property of the company and must be returned at the end of the relationship.

USO DEL COMPUTER ED ACCESSO AD INTERNET

Per lo svolgimento della Sua attività Lei verrà dotato di un computer dotato di accesso diretto ad internet e di un indirizzo di posta elettronica aziendale.

Detta attrezzatura dovrà essere da Lei utilizzata solo ed esclusivamente per motivi di lavoro e dovrà essere riconsegnata in normale stato di usura alla cessazione del rapporto di lavoro. Le è fatto esplicito divieto di installare software non fornitoLe dalla nostra società. Corrispondenza e files trattati dal Suo computer devono essere connessi alla sua prestazione lavorativa. La corrispondenza privata non è permessa sul Suo indirizzo aziendale. La nostra società si riserva inoltre di visionare la posta elettronica da Lei ricevuta e spedita, oltrechè i files contenuti nel Suo computer, trattandosi di materiale di esclusivo interesse aziendale.

USE OF THE COMPUTER AND INTERNET ACCESS

Employees are provided with a computer and an email address in order to carry out their work.

This equipment is intended to be used only for work purposes and shall be relinquished at the end of the relationship.

Software not provided by the company can not be installed.  As all correspondence and files on the company’s computers must be limited to working activity and private correspondence is not permitted.

Our company reserves the right of access to employees’ files and e-mails.

PERIODO DI PREAVVISO II rapporto di lavoro potrà essere risolto previo preavviso di mesi sei da comunicarsi per iscritto	NOTICE PERIOD The contract of employment is terminable by yourself or by the Company giving six months written notice.

INDENNITA' FINE RAPPORTO

In caso di risoluzione del rapporto di lavoro su nostra iniziativa (licenziamento) le verrà erogata una indennità di fine rapporto di mesi 6 della sua ultima retribuzione tabellare, esclusi premi, incentivi, stock options plan, commissioni, rimborsi spese.

Nel caso in cui la Società ritenga di corrisponderLe la spettante indennità sostitutiva del preavviso, detta indennita di fine rapporto sarà ridotta di un ammontare corrispondente alla riconosciuta indennità sostitutiva del preavviso. A mero titolo di esempio, qualora la Società ritenga di farLe prestare in servizio due dei sei mesi del Suo periodo di preavviso e di corrisponderLe i rimanenti quattro a titolo di indennità, la predetta indennità di fine rapporto sarà contestualmente ridotta di quattro mesi e Lei avrà diritto unicamente all'erogazione dei due rimanenti mesi di indennita di fine rapporto.

Detta indennità è da itendersi sostitutiva di ogni e diversa indennità di fine rapporto comunque denominata e contrattualmente o legalmente dovuta, ivi comprese eventuali diverse indennità dovute a titolo di indennizzo, risarcimento e/o compensazione.

SEVERANCE PAYMENT

Should the employment relationship be terminated without cause by our company (dismissal), subject to the subsequent sentence, we will pay you a severance package of 6 months of your last salary calculated not including bonuses, commissions, SOP, incentives schemes and expenses.

In the event the Company elects to pay you in lieu of notice, the severance payment shall be reduced by an amount corresponding to the amount of the payment in lieu of notice.  By way of example only, if the Company elects to have you work for two months of your notice period and pay you four months salary in lieu of working the remaining four months of the notice period, your severance payment shall be reduced by such payment and you shall only be entitled to two months salary as severance.

Your eligibility to receive such a severance indemnity (whether or not one is actually payable) will substitute any further indemnity provided for by either law or contract, included any possible indemnities possibly due as compensation of the termination or damages.

CESSAZIONE DEI RAPPORTO PER GIUSTA CAUSA

In caso di gravi inadempienze, negligenze e/o violazione del contratto la nostra società si riserva fa facoltà di risolvere il rapporto per giusta causa senza preavviso e senza erogazione della indennità di cui al punto che precede.

TERMINATION FOR CAUSE

The Company reserves the right to terminate your contract without both notice, and severance payment, if it has reasonable grounds to believe you are guilty of gross misconduct, gross negligence or in material breach of one of the terms of your employment.

PATTO DI NON CONCORRENZA

Lei si impegna, per un periodo di 12 mesi a decorrere dalla cessazione del rapporto di lavoro di cui al presente contratto, per qualunque motivo o ragione, a non svolgere attività in concorrenza con quella della Società, sia in proprio, sia in associazione con terzi o per conto di terzi, direttamente o indirettamente sia quale dipendente, agente, consulente o in qualsivoglia altra forma.

Gli effetti del patto di non concorrenza si intendono operanti per qualsivoglia società che operi nei settori membership services, credit card loyalty programs, direct marketing insurance.

II presente divieto dispiega la propria validità in Italia, Inghilterra, Francia e Germania

A fronte degli obblighi di non concorrenza sopra descritti e quale corrispettivo degli stessi la Società Le corrisponderà, al momento della cessazione del rapporto di lavoro, un importo pari a mesi 6 della sua ultima retribuzione tabellare, esclusi premi, incentivi, stock options plan, commissioni, rimborsi spese

In caso di violazione, anche parziale, degli obblighi di non concorrenza, Lei dovrà corrispondere alla società a titolo di penale un importo pari al doppio della somma pattuita a titolo di patto di non concorrenza salvo il diritto al risarcimento del maggior danno.

NON COMPETE CLAUSE

You will not, for a period of 12 months after the termination of your employment for whatever cause, be engaged, concerned or interested whether as principal, servant, agent, consultant or otherwise in any capacity in any business concern which is in competition with the Company.

The ban is intended to operate in the sectors of membership services (including added value or current accounts), card loyalty programs, and direct marketing.

The non competition covenant shall apply in Italy, UK, Germany, and France.

As compensation of the non compete covenant the company will pay you a lump sum equal to 6 months of your last salary calculated not including bonuses, commission, SOP, incentives schemes and expenses at the end of the employment relationship.

In the case of failure, also partial, to comply with the non competition covenant, you will be obliged to pay back as a penalty, a sum equal to the double of the abovementioned sum, with the right of the Company to obtain compensation for any other damages.

TRATTAMENTO DEI DATI

Al momento dell'assunzione lei avrà accesso alle banche dati della società e diverrà incaricato del trattamento del dati e come tale soggetto alle disposizioni di cui al d.lgs. 196/03

PRIVACY Employees with access to company data are considered “incaricati del trattamento del dati” in accordance with legislative decree no. 196/03.

CLAUSOLE FINALI II presente accordo sostituisce ogni e qualsivoglia precedente accordo (scritto od orale) intervenuto tra le parti. II presente contratto è regolato dalla legge italiana.	MISCELLANEOUS This agreement shall replace all previous agreements, both oral or written, stipulated between the parties. Italian law shall rule the contract.
In caso di controversia farà fede il testo Italiano.	In case of dispute Italian text will prevail.

In costanza del rapporto di lavoro, qualora vi fosse necessità di convertire gli importi che si riferiscono all'auto aziendale e all'abitazione, dall'euro alle sterline inglesi, si utilizzerà quale valuta di riferimento il tasso di cambio del giorno della firma del presente contratto.

During the employment relationship, should the figures in Euro referring to allowances (car and house) have to be converted in UK Pounds (for example in case of secondment), the exchange rate will be the one in force at the date of signature of the present letter.

La preghiamo restituirci copia della presente firmata per accettazione.	Please sign and return the enclosed duplicate letter indicating your acceptance.
13 April 2007 London, England AFFINION International S.r.l,	13 April 2007 London, England AFFINION INTERNATIONAL S.r.l.
/s/ Steven Upshaw	/s/ Steven Upshaw
13 April 2007 London, England Per accettazione Michele Conforti	13 April 2007 London, England For acceptance Michele Conforti
/s/ Michele Conforti	/s/ Michele Conforti